Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Steve Capp CFO	Wade Hundley COO	Chris Plant Lewis Fanger Investor Relations

FOR IMMEDIATE RELEASE

August 5, 2004

PINNACLE ENTERTAINMENT REPORTS STRONG SECOND QUARTER

AND YEAR-TO-DATE 2004 RESULTS

LAS VEGAS, August 5, 2004—Pinnacle Entertainment, Inc. (NYSE:PNK) today reported financial results for the second quarter and six months ended June 30, 2004.

For the second quarter, revenues rose 4.9% to $139.9 million from $133.3 million a year earlier. Adjusted EBITDA(1) increased 27.1% to $27.1 million from $21.4 million for the prior-year period, mainly as a result of revenue growth and cost containment. The Company’s adjusted EBITDA margin(1) rose to 19.4% in the quarter from 16.0% a year earlier.

Adjusted net income(1) for the quarter was $1.4 million, or $0.04 per diluted share, compared to an adjusted net loss of $2.0 million, or $0.08 per share, for the second quarter of 2003. Non-routine items excluded in this adjustment net of taxes for the quarter were approximately $14.4 million, including a gain on asset sale, net of other items, of $15.7 million, offset by pre-opening and development costs of $1.3 million. Non-routine items net of taxes for the second quarter of 2003 were $358,000 related to legal matters. Such legal costs were reversed in the 2003 third quarter, when the Company was reimbursed by its insurer for such costs. On a GAAP (‘Generally Accepted Accounting Principles’) basis, the Company reported net income of $15.7 million, or $0.43 per diluted share, versus the prior-year net loss of $2.4 million, or $0.09 per share.

“We are extremely pleased with the results of this quarter, as the expansion at Belterra contributed to solid gains in revenues and earnings,” said Daniel R. Lee, Pinnacle’s Chairman and Chief Executive Officer. “In addition to Belterra’s strength, New Orleans again generated strong growth, and Bossier City and Biloxi continued to improve operating efficiencies. We’re committed to furthering these gains at our existing properties as we continue to build the L’Auberge hotel and casino, in Lake Charles, Louisiana.”

Six-Month Results

Revenues for the six months ended June 30, 2004 increased 3.4% to $274.2 million from $265.2 million. Adjusted EBITDA increased 15.6% to $51.0 million from $44.1 million in the prior-year six-month period. The adjusted EBITDA margin increased two percentage points to 18.6% in the period compared to 16.6% for the first half of 2003.

Adjusted net income for the first half of 2004 was $1.1 million, or $0.03 per diluted share, compared to an adjusted net loss of $2.5 million, or $0.10 per share, for the six months ended June 30, 2003. Non-routine items excluded in this adjustment net of taxes for the six months ended June 30, 2004 were approximately

$16.1 million, including gains on asset sales, net of other items, of $23.2 million, offset by pre-opening and development costs of $2.6 million and a loss on the early extinguishment of debt of $4.5 million. Non-routine items net of taxes in the 2003 period were $728,000 related to the legal matters, which were subsequently reimbursed. On a GAAP basis, the Company reported net income of $17.2 million, or $0.49 per diluted share, compared to a net loss of $3.2 million, or $0.12 per share, for the six months ended June 30, 2003.

Additional recent highlights include:

•	In early May, the Company opened its new 300-guestroom hotel tower at Belterra Casino Resort, the centerpiece of the $37 million expansion commenced in February 2003. In addition to nearly doubling the number of guestrooms, the expansion project added 33,000 square feet of meeting and convention space, a year-round swimming pool and other amenities. The project was completed on schedule and on budget. Hotel occupancy was 89.4% and 89.1% in May and June, respectively, inclusive of the new guestrooms.

•	In mid-July, the Company announced an increase in the scope and budget of the newly named L’Auberge du Lac Hotel & Casino in Lake Charles. Among other items, the Company increased the number of guestrooms to 746 from approximately 700. Overall, the budget was increased to $365 million from $325 million to reflect these changes. The project includes a championship golf course and a single-level dockside casino surrounded on three sides by the hotel and other amenities. Pictures of the work in progress are accessible via the Company’s corporate website at www.pnkinc.com.

•	The Company and the City of St. Louis executed a redevelopment agreement on April 22 that recommends Pinnacle to the Missouri Gaming Commission to develop a $208 million casino and luxury hotel project in downtown St. Louis near Laclede’s Landing. The new project, if approved by the Missouri Gaming Commission, will be located on land owned by the Company near the Edward Jones domed stadium, the America’s Center convention center, the famed Gateway Arch and the central business district.

•	The Company received the approval of the St. Louis County Council on June 29 for the Company’s proposed casino complex in the community of Lemay. As proposed, the $300 million project would feature many non-gaming amenities alongside the casino, including a first-class hotel, retail shops, a multiplex movie theater and a bowling alley. The Company expects to execute a lease and development agreement by the end of the third quarter. For both the city and county opportunities, the Missouri Gaming Commission will make the final decision in its discretion on whether and to whom to issue one or more gaming licenses in the St. Louis market. Artists’ renderings of both development proposals are accessible via the Company’s corporate website at www.pnkinc.com.

•	Pinnacle sold its remaining 60 acres of surplus land in Inglewood, California on June 1 for approximately $36 million in cash. This followed the sale of 37 acres for approximately $22 million in the first quarter.

•	The Company awarded a construction contract on April 28 for a replacement, owned facility of the existing leased Neuquen casino, the principal Casino Magic Argentine property. The new facility will include a casino, restaurants and an entertainment venue on land owned by the Company approximately one mile from the existing facility.

Property Highlights

Boomtown New Orleans

Boomtown New Orleans reported a solid improvement in quarterly operating results, reporting EBITDA(1) of $7.9 million for the quarter, up 7.6% from $7.3 million a year earlier. Total revenues grew to $26.9 million from $26.5 million in the prior-year quarter, and the EBITDA margin improved to 29.2% from 27.6%. At the end of the second quarter, the property operated cashless slot machines on a majority of the second and third levels of the casino, improving gaming revenues during peak weekend hours and reducing operating costs.

Belterra Casino Resort

Belterra Casino Resort reported strong results, which reflected gains from two months of operating the additional guestrooms and other amenities. For the quarter, EBITDA was $7.4 million, up 52.3% from $4.9 million in the prior-year period. Revenues for the quarter also grew substantially to $39.1 million from $33.6 million. The quarterly EBITDA margin improved to 19.0% from 14.5% in the prior-year quarter. These record EBITDA results were achieved despite $1.8 million of marketing and other costs associated with the opening of the new guestrooms and other expansion amenities. June 2003 EBITDA results reflected a $1.55 million one-time gaming tax charge, which was imposed by the state of Indiana related to the effective date of 2002 gaming revenue tax changes. Belterra and other riverboat operators in the state continue to dispute the charge.

Boomtown Bossier City

Boomtown Bossier City once again improved its EBITDA and EBITDA margin, despite the highly competitive Bossier City/Shreveport market. EBITDA improved 36.3% to $4.9 million from $3.6 million in the 2003 period, while revenues declined to $25.1 million from $26.2 million. For the quarter, the EBITDA margin had another significant improvement, increasing 5.9 percentage points to 19.7% from 13.8% in 2003. The Company attributed the gains to continued cost controls and more tailored marketing programs. The Company believes that competition, particularly from Native American gaming in Oklahoma, will continue to affect the overall market.

Casino Magic Biloxi

For the second quarter of 2004, Casino Magic Biloxi generated strong gains in EBITDA and operating margins on essentially flat revenues, resulting from cost controls and operating efficiencies. EBITDA for the quarter improved by 45.5% to $4.7 million compared to $3.2 million a year earlier. Margins rose by 6.7 percentage points to 22.4% from 15.7%. Revenues were $20.9 million compared to $20.5 million.

Boomtown Reno

Revenues grew to $22.3 million for the second quarter of 2004 compared to $21.9 million in the prior-year period, primarily from increased fuel prices at its two service stations. EBITDA results were $3.7 million in the quarter compared to $4.1 million in the prior-year period, reflecting the significant competition from Native American gaming facilities in Northern California that opened in mid-2003 and a shift in revenue from high-margin casino revenues to low-margin fuel sales.

Casino Magic Argentina

Benefiting from the improved economic and political environment, the Company’s Argentine operations posted revenue growth of 29.0% to $3.9 million from $3.0 million, and EBITDA growth of 74.8% to $1.9 million from $1.1 million in the 2003 period.

Other Items

Corporate Expenses. Corporate expenses for the second quarter of 2004 were $5.0 million compared to $4.4 million in the prior year period.

Pre-opening and Development Costs. During the quarter, the Company incurred $2.5 million of pre-opening and development costs, primarily for the Lake Charles project and the St. Louis development opportunities.

Gain on Sale of Assets, Net of Other Items. As noted above, the Company completed the sale of the remaining 60 acres of surplus land in Inglewood, California for approximately $36 million in cash. The Company recorded a gain of approximately $30.7 million net of transactional and other costs. In addition, the Company recorded a charge of approximately $1.5 million for the expensing of an agreement for a consultant that assisted with the disposition of the surplus land.

Derivative Action Lawsuit Matters. During the three and six months ended June 30, 2003, the Company incurred litigation costs of approximately $601,000 and $1.2 million, respectively, related to a derivative action matter that was settled in the third quarter of 2003. As part of the settlement, the Company was reimbursed by its insurer for such legal expenses.

Community Contribution

Pinnacle pays significant taxes in the communities in which it operates. For the first six months of 2004, Pinnacle paid or accrued $61.8 million in gaming taxes, $6.2 million in payroll taxes, $3.7 million in property taxes, and $1.8 million in sales taxes. Setting aside income taxes, Pinnacle paid or accrued $73.5 million for taxes paid to state and local authorities in the first half of 2004.

2004 Outlook

Based on expected market and economic conditions and other factors, Pinnacle Entertainment anticipates that 2004 adjusted EBITDA results, excluding non-routine items such as pre-opening and development costs, asset sale gains (net of other items) and early extinguishment of debt costs, will be approximately $95 million to $100 million versus $90.5 million in 2003, slightly above the Company’s previous guidance. The Company estimates that its net income for 2004 will be approximately $8.7 million to $11.5 million (including certain non-routine items pursuant to GAAP). For a summary of the 2004 outlook, and a reconciliation to net income, see the attached supplemental table.

These forecasts represent the Company’s best estimates at this time. The Company may or may not provide financial guidance in future press releases. Pinnacle Entertainment reserves the right to adjust its guidance at any time but does not undertake any obligation to update or revise any guidance or other forward-looking statements, whether as a result of new developments or otherwise.

Investor Conference Call

Pinnacle will hold a conference call for investors today, August 5, 2004, at 11:00 a.m. EDT (8:00 a.m. PDT) to discuss its 2004 second quarter and year-to-date financial and operating results. Investors may listen to the call by dialing (888) 792-8395, or, for international callers, (706) 679-7241. Investors also may listen to the conference call live over the Internet at www.pnkinc.com. To listen to the live broadcast online, please go to the website at least 15 minutes before the call to register and download any needed audio software.

A replay of the conference call will be available shortly after the conclusion of the call through August 11, 2004 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 9192749.

Non-GAAP Financial Measures

(1) EBITDA, adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) are non-GAAP measurements. The Company defines EBITDA as earnings before interest expense and income, provision for income taxes, depreciation, amortization and loss on early extinguishment of debt; defines adjusted EBITDA as EBITDA excluding pre-opening and development costs, gain on asset sales, net of other items, and derivative action lawsuit matters; and defines adjusted EBITDA margin as adjusted EBITDA divided by revenues (EBITDA, adjusted EBITDA and adjusted EBITDA margin are collectively referred to as the ‘EBITDA Measures’). The Company defines adjusted net income (loss) as net income (loss) before pre-opening and development costs, gain on asset sales, net of other items, derivative action lawsuit matters and loss on early extinguishment of debt. EBITDA, adjusted EBITDA and adjusted net income (loss) are not measures of financial performance under the promulgations of the accounting profession known as GAAP.

Management uses the EBITDA Measures to analyze the performance of the Company’s business segments. The EBITDA Measures are relevant in evaluating large, long-lived hotel casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges, financing costs and other non-routine costs of such projects. Additionally, management believes some investors consider the EBITDA Measures to be useful measures in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes, capital expenditures and other non-routine costs. The EBITDA Measures, subject to certain adjustments, are also measures used in debt covenants in the Company’s debt agreements.

Unlike net income, the EBITDA Measures do not include depreciation or interest expense and therefore do not reflect past, current or future capital expenditures or the cost of capital. Management compensates for these limitations by using the EBITDA Measures as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations. Such GAAP measurements include operating income (loss), net income (loss), cash flow from operations and cash flow data.

The EBITDA Measures and adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be appropriate measures of comparing performance amongst different companies. See the attached “supplemental information” tables for a reconciliation of EBITDA and adjusted EBITDA to operating income and net income (loss) and for a reconciliation of GAAP net income (loss) to adjusted net income (loss).

Adjusted net income (loss) is presented solely as a supplemental disclosure as this is how the Company reviews and analyzes the performance of its core operating business, excluding the effects of the non-routine items listed above. For many of the same reasons mentioned above relating to the EBITDA Measures, management believes adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors which do not impact decisions affecting its operating casino properties, such as sales of surplus land or costs associated with the Company’s development activities. Adjusted net income (loss) does not include the costs of the Company’s development activities, asset sale gains or the costs of its refinancing activities, but the Company compensates for these limitations by using adjusted net income (loss) as only one analytic tool, together with GAAP measurements such as net income (loss) and operating income (loss), to assist in evaluating the performance of its business. Additionally, management believes adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance in the gaming industry and principal bases for the valuation of gaming companies.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The Company is currently building a major casino resort in Lake Charles, Louisiana and has been selected for two casino development projects in the St. Louis, Missouri area. Each of these development projects is dependent upon approval by the Louisiana Gaming Control Board and the Missouri Gaming Commission, respectively.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future operating results, new development opportunities and anticipated construction schedules and costs, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) significant competition facing the Company in all of its markets, including increasingly competitive Native American gaming facilities affecting Reno gaming properties and other markets; (b) many construction-related factors could prevent the Company from completing its construction and development projects within budget and on time; (c) because the Company is highly leveraged, future cash flows may not be sufficient to meet its financial obligations and the Company might have difficulty obtaining additional financing; (d) the risk that development of L’Auberge, the expanded Belterra Casino Resort and other capital intensive projects could strain the Company’s financial resources and might not provide for a sufficient return, if any; and (e) other risks, including those as may be detailed from time to time in Pinnacle Entertainment’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

(—financial tables follow—)

Pinnacle Entertainment, Inc.

Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2004	2003	2004	2003
Revenues:
Gaming	$116,450	$112,507	$231,441	$225,768
Food and beverage	7,720	7,228	15,215	13,981
Truck stop and service station	6,370	5,429	10,951	10,076
Hotel and recreational vehicle park	4,890	3,840	8,189	6,961
Other income	4,428	4,309	8,419	8,372

	139,858	133,313	274,215	265,158

Expenses and Other Items:
Gaming	66,625	66,888	133,302	131,809
Food and beverage	7,268	8,333	14,366	16,368
Truck stop and service station	6,006	4,963	10,289	9,288
Hotel and recreational vehicle park	2,560	2,236	4,320	4,300
General and administrative	28,393	27,097	57,365	54,403
Depreciation and amortization	11,922	11,835	23,627	23,314
Other operating expenses	1,866	2,443	3,591	4,876
Derivative action lawsuit matters	0	601	0	1,161
Pre-opening and development costs	2,470	0	4,667	0
Gain on asset sales, net of other items	(29,163)	0	(42,344)	0

	97,947	124,396	209,183	245,519

Operating income	41,911	8,917	65,032	19,639
Interest income	(662)	(369)	(1,529)	(850)
Interest expense, net of capitalized interest	13,330	13,285	26,901	25,642
Loss on early extinguishment of debt	0	0	8,254	0

Income (loss) before income	29,243	(3,999)	31,406	(5,153)
Income tax expense (benefit)	13,500	(1,615)	14,230	(1,922)

Net income (loss)	$15,743	$(2,384)	$17,176	$(3,231)

Net income (loss) per common share—basic	$0.44	$(0.09)	$0.51	$(0.12)
Net income (loss) per common share—diluted	$0.43	$(0.09)	$0.49	$(0.12)

Number of shares—basic	35,531	25,934	33,474	25,934
Number of shares—diluted	36,822	25,934	34,837	25,934

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	June 30, 2004	December 31, 2003
Assets
Cash, cash equivalents and restricted cash	$331,100	$229,036
Other assets	104,359	106,357
Property and equipment, net	692,337	621,709

Total assets	$1,127,796	$957,102

Liabilities and Stockholders’ Equity
Liabilities	$133,101	$110,308
Notes payable	655,481	645,935

Total liabilities	788,582	756,243

Stockholders’ equity	339,214	200,859

Total liabilities and stockholders’ equity	$1,127,796	$957,102

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA

(in thousands, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenues
Boomtown New Orleans	$26,928	$26,523	$55,537	$53,381
Belterra Casino Resort	39,148	33,641	74,631	64,721
Boomtown Bossier City	25,080	26,207	52,029	54,707
Casino Magic Biloxi	20,913	20,467	41,707	42,419
Boomtown Reno	22,334	21,896	39,803	41,383
Casino Magic Argentina	3,895	3,019	7,388	5,427
Card Clubs	1,560	1,560	3,120	3,120

Total Revenues	$139,858	$133,313	$274,215	$265,158

Adjusted EBITDA (a)
Boomtown New Orleans	$7,875	$7,319	$16,367	$14,771
Belterra Casino Resort	7,425	4,876	14,182	9,660
Boomtown Bossier City	4,935	3,621	11,137	8,679
Casino Magic Biloxi	4,689	3,222	8,677	7,869
Boomtown Reno	3,680	4,056	4,196	6,729
Casino Magic Argentina	1,931	1,105	3,327	1,719
Card Clubs	1,634	1,590	3,132	3,087
Corporate	(5,029)	(4,436)	(10,036)	(8,400)

Adjusted EBITDA	$27,140	$21,353	$50,982	$44,114

Adjusted EBITDA to Net Income (Loss) Reconciliation
Adjusted EBITDA	$27,140	$21,353	$50,982	$44,114
Pre-opening and development costs	(2,470)	0	(4,667)	0
Gain on asset sales, net of other items	29,163	0	42,344	0
Derivative action lawsuit matters	0	(601)	0	(1,161)

EBITDA	53,833	20,752	88,659	42,953
Depreciation and amortization	(11,922)	(11,835)	(23,627)	(23,314)
Interest expense, net	(12,668)	(12,916)	(25,372)	(24,792)
Loss on early extinguishment of debt	0	0	(8,254)	0
Income tax (expense) benefit	(13,500)	1,615	(14,230)	1,922

Net income (loss)	$15,743	$(2,384)	$17,176	$(3,231)

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA and see the by-property reconciliation of adjusted EBITDA to operating income below.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(in thousands, unaudited)

	Operating Income (Loss)	Depreciation and Amortization	EBITDA (a)	Non-Routine Items	Adjusted EBITDA (a)
Three months ended June 30, 2004
Boomtown New Orleans	$6,160	$1,715	$7,875	$0	$7,875
Belterra Casino Resort	3,442	3,983	7,425	0	7,425
Boomtown Bossier City	3,246	1,689	4,935	0	4,935
Casino Magic Biloxi	2,705	1,984	4,689	0	4,689
Boomtown Reno	1,933	1,747	3,680	0	3,680
Casino Magic Argentina	1,645	286	1,931	0	1,931
Card Clubs	1,198	436	1,634	0	1,634
Corporate	(5,111)	82	(5,029)	0	(5,029)
Non-routine items (b)	26,693	0	26,693	(26,693)	0

	$41,911	$11,922	$53,833	($26,693)	$27,140

Three months ended June 30, 2003
Boomtown New Orleans	$5,632	$1,687	$7,319	$0	$7,319
Belterra Casino Resort	1,470	3,406	4,876	0	4,876
Boomtown Bossier City	1,394	2,227	3,621	0	3,621
Casino Magic Biloxi	1,312	1,910	3,222	0	3,222
Boomtown Reno	2,292	1,764	4,056	0	4,056
Casino Magic Argentina	902	203	1,105	0	1,105
Card Clubs	997	593	1,590	0	1,590
Corporate	(4,481)	45	(4,436)	0	(4,436)
Non-routine items (b)	(601)	0	(601)	601	0

	$8,917	$11,835	$20,752	$601	$21,353

Six months ended June 30, 2004
Boomtown New Orleans	$13,039	$3,328	$16,367	$0	$16,367
Belterra Casino Resort	6,613	7,569	14,182	0	14,182
Boomtown Bossier City	7,735	3,402	11,137	0	11,137
Casino Magic Biloxi	4,737	3,940	8,677	0	8,677
Boomtown Reno	595	3,601	4,196	0	4,196
Casino Magic Argentina	2,868	459	3,327	0	3,327
Card Clubs	1,956	1,176	3,132	0	3,132
Corporate	(10,188)	152	(10,036)	0	(10,036)
Non-routine items (b)	37,677	0	37,677	(37,677)	0

	$65,032	$23,627	$88,659	($37,677)	$50,982

Six months ended June 30, 2003
Boomtown New Orleans	$11,455	$3,316	$14,771	$0	$14,771
Belterra Casino Resort	2,913	6,747	9,660	0	9,660
Boomtown Bossier City	4,499	4,180	8,679	0	8,679
Casino Magic Biloxi	4,025	3,844	7,869	0	7,869
Boomtown Reno	3,189	3,540	6,729	0	6,729
Casino Magic Argentina	1,365	354	1,719	0	1,719
Card Clubs	1,817	1,270	3,087	0	3,087
Corporate	(8,463)	63	(8,400)	0	(8,400)
Non-routine item (b)	(1,161)	0	(1,161)	1,161	0

	$19,639	$23,314	$42,953	$1,161	$44,114

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of EBITDA and adjusted EBITDA.
(b)	Includes pre-opening and development costs, gains from asset sales net of other items, and derivative action lawsuit matters. See “Adjusted EBITDA to Net Income (Loss) Reconciliation” on the prior page.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)

(in thousands, except per share data, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Adjusted net income (loss) (a)
Net income (loss)	$15,743	$(2,384)	$17,176	$(3,231)
Pre-opening and development costs	1,330	0	2,552	0
Gain on asset sales, net of other items	(15,700)	0	(23,158)	0
Loss on early extinguishment of debt	0	0	4,514	0
Derivative action lawsuit matters	0	358	0	728

Adjusted net income (loss)	$1,373	$(2,026)	$1,084	$(2,503)

Adjusted per common share – diluted
Net income (loss)	$0.43	$(0.09)	$0.49	$(0.12)
Pre-opening and development costs	0.04	0.00	0.07	0.00
Gain on asset sales, net of other items	(0.43)	0.00	(0.66)	0.00
Loss on early extinguishment of debt	0.00	0.00	0.13	0.00
Derivative action lawsuit matters	0.00	0.01	0.00	0.02

Adjusted net income (loss) per common share – diluted	$0.04	$(0.08)	$0.03	$(0.10)

Number of shares – diluted (b)	36,822	25,934	34,837	25,934

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted net (income) loss.
(b)	The diluted impact of in-the-money stock options outstanding are not included for the three and six months ended June 30, 2003 as the Company incurred an adjusted net loss for those periods and such inclusion would be antidilutive.

Pinnacle Entertainment, Inc.

2004 Outlook

(in thousands, except per share data, unaudited)

The following table sets forth a reconciliation of the Company’s 2004 adjusted EBITDA (as defined above) outlook to estimated net income.

	Fiscal 2004 Outlook Range
	Low	High
Adjusted EBITDA	$95,000	$100,000
Pre-opening and development costs (a)	(15,000)	(15,000)
Gain on asset sales, net of other items (b)	42,344	42,344
Depreciation and amortization	(50,000)	(50,000)

Operating income	72,344	77,344
Loss on early extinguishment of debt (b)	(8,254)	(8,254)
Interest expense, net of capitalized interest and interest income	(49,000)	(49,000)

Estimated net income before income tax expense	15,090	20,090
Income tax expense	(6,416)	(8,542)

Estimated net income	$8,674	$11,548

Estimated income per share	$0.24	$0.33

Number of shares	35,500	35,500

(a)	Includes estimated pre-opening and development costs for Lake Charles, St. Louis and the California gaming initiative.
(b)	The 2004 guidance assumes there will not be any additional asset sale gains or early extinguishment of debt costs and therefore reflects actual amounts incurred through June 30, 2004.

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